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                                                                     EXHIBIIT 99


FOR IMMEDIATE RELEASE:     CONTACTS:        Bill Magro, (904) 996-2527
                                            National Auto Finance Co., Inc.
                                            Larry Marscheck, (904) 396-9344
                                            Willman & Company


              NATIONAL AUTO FINANCE COMPANY, INC. ESTABLISHES FLOW
                     PROGRAM WITH NUVELL CREDIT CORPORATION


         JACKSONVILLE, FL (FEBRUARY 11, 2000) -- National Auto Finance Company, Inc. (OTC: NAFI), a non-prime auto finance company based in Jacksonville, Florida today announced that it has entered into agreements with Nuvell Credit Corporation (Nuvell) that provide for the origination by NAFI of motor vehicle retail installment sales contracts from dealers with whom NAFI has relationships and the subsequent sale of such contracts to Nuvell. NAFI will retain the servicing of all contracts sold to Nuvell. Under the terms of the agreements, NAFI will underwrite the purchase of the retail installment sales contracts using program guidelines and credit criteria developed by NAFI and approved by Nuvell. All of the contracts that satisfy the conditions set forth in the agreements will then be sold to Nuvell. NAFI will service contracts using its servicing unit. The agreements with Nuvell are initially for 90 days, at which point program results will be evaluated and a determination made whether to continue the contractual relationship.

         Although NAFI expects a significant increase in its cash flow from the program with Nuvell, it does not expect such program to become profitable until the volume of loan originations, and corresponding increase in the size of NAFI's servicing portfolio, increases significantly. The Company cautions that such profitable levels may never be achieved.

         The flow program and servicing agreement with Nuvell is the latest in a series of strategic developments for the Jacksonville-based non-prime auto finance company. NAFI recently announced that it had entered into a strategic alliance with Atlantic Coast Federal Credit Union of Waycross, Georgia, that created a non-prime auto loan referral program between the two organizations, as well as an agreement for NAFI to service ACFCU's indirect automobile loan portfolio past due accounts.

         National Auto Finance Company, Inc. is a specialized consumer finance company engaged in the purchase and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers. NAFI has active contractual relationships with approximately 1,000 dealers in 35 states.